As  filed  with  the  Securities  and  Exchange  Commission  on  July  17,  2001


                       SECURITIES AND EXCHANGE COMMISSION

                           AMENDMENT NO. 1 TO FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       Commission File Number:  000-28429

                               EWORLD TRAVEL CORP.

Nevada                                                                68-0423301
(Jurisdiction  of  Incorporation)            I.R.S. Employer Identification No.)

34190  Sepulveda  Avenue,  Suite  400,  Capistrano  Beach,  CA             92624
(Address  of  principal executive offices)                            (Zip Code)


                               (Agent for Service)
                        William Stocker, Attorney at Law
                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    phone (949) 487-7295  fax (949) 487-7285


                                 March 11, 2002

                       CALCULATION OF REGISTRATION FEE (1)



--------------------------------------------------------------------------------
TITLE OF    |   AMOUNT TO     |  PROPOSED       | PROPOSED       | AMOUNT OF   |
SECURITIES  |   BE REGISTERED |  MAXIMUM        | MAXIMUM        | REGISTRATION|
TO BE       |                 |  OFFERING PRICE | AGGREGATE      | FEE         |
REGISTERED  |                 |  PER UNIT       | OFFERING PRICE |             |
--------------------------------------------------------------------------------
COMMON STOCK|   5,000,000     |  $0.02          | $100,000.00    |  N/A (2)    |
$0.001      |  SHARES         |  PER SHARE      |                |             |
PAR VALUE   |                 |                 |                |             |
--------------------------------------------------------------------------------


(1) The securities of this Issuer are listed and trading on the OTCBB Bulletin Board. The price is determined accordingly at the mutually acceptable price at discount from the current bid price, due to a number of market factors, including the lack of trading volume, market liquidity, and others. The calculation is according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the exercise price of the options covering the underlying common stock to be issued under the Plan.

(2)  Previously  paid.

(3) The shares previously issued to Tarja Morjado (5,000,000 shares issued pursuant to a Consulting Agreement dated June 30, 2001, Exhibit 3 to the originally filed S-8 Registration Statement) have been withdrawn from this Registration Statement and cancelled. As of the date hereof, the 5,000,000 shares (post-split 50,000) have been issued pursuant to a Consulting Agreement dated July 17, 2001.

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                                EXPLANATORY NOTE

     eWorld Travel Corp., a Nevada corporation (the "Registrant"), previously filed a Registration Statement on Form S-8 (File No. 000-28429) on July 17, 2001 (the "Prior Statement") registering shares of the Registrant's Common Stock, par value $0.001 per share, to be issued pursuant to the Consulting Agreements.

     The Registrant's board of directors and stockholders subsequently approved an Amendment of the Registration Statement. The Post-Effective Registration Statement includes the following changes:

1. The shares previously issued to Tarja Morjado (5,000,000 shares issued pursuant to a Consulting Agreement dated June 30, 2001, Exhibit 3 to the Prior Statement) have been withdrawn from the Registration Statement and cancelled.

2. The price per share for the 5,000,000 shares (post-split 50,000) issued pursuant to a Consulting Agreement dated July 17, 2001 was recalculated based on the mutually acceptable price at discount from the current bid price, due to a number of market factors, including the lack of trading volume, market liquidity, and others. The price per share was amended to $0.02, comparable to the 2002 Stock Option Plan Registration Statement on Form S-8 filed on January 17, 2002.


                                ITEM 8  EXHIBITS

     Exhibit  1     Opinion  of  Counsel

     Exhibit  2     Amended  Corporate  Minutes.

     Exhibit  3     Consulting  Agreement*

*Incorporated herein by reference from the Prior Statement filed with the Securities and Exchange Commission on July 17, 2001.

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                                   SIGNATURES



          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.



                               EWORLD TRAVEL CORP.

Dated:  March  11,  2002
                                       by


   /s/  Gerald  Yakimishyn          /s/  J.  Dan  Sifford
        Gerald  Yakimishyn               J.  Dan  Sifford
        president/director               secretary/director

--------------------------------------------------------------------------------
                                    EXHIBIT 1

                               OPINION OF COUNSEL
 -------------------------------------------------------------------------------

                                 LAW OFFICES OF
                                 William Stocker
   phone (949) 487-7295       34190 Sepulveda Avenue, Suite  200       fax (949)
                                    487-7285
                            Capistrano Beach CA 92624

                                 March 11, 2002

To  the  President  and  the
Board  of  Directors
eWorld  Travel  Corp.
34190  Sepulveda  Avenue,  Suite  400
Capistrano  Beach  CA  92624

                         re:  Opinion of Special Counsel

Dear  President  &  Board  of  Directors:

You have requested my Opinion in connection with the filing of a 1933 Act Post-Effective Amendment No. 1 Registration Statement on Form S-8 to compensate a consultant in the amount of $100,000.00 in the form of 5,000,000 shares of common stock to be registered thereby.

I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is registered pursuant to 12(g) of the Securities Exchange Act of 1934.

 It is my opinions that the securities issued were validly and properly issued and that the issuance was lawful in all respects. The Consulting Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. The securities must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities were issued as compensation for services at the amended rate of $0.02 for services performed. These services were duly invoiced, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer, or for maintaining any market in securities of the Issuer.

It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

I understand and consent to the use of this Opinion in connection with your proposed filing of a Post-Effective Amendment No. 1 Registration Statement on Form S-8.

     Very  Truly  Yours,

         /S/  William  Stocker
              William  Stocker
WS:zbe        special  securities  counsel

--------------------------------------------------------------------------------
                                    EXHIBIT 2

                            AMENDED CORPORATE MINUTES
--------------------------------------------------------------------------------


                               EWORLD TRAVEL CORP.
                              A NEVADA CORPORATION

                        MINUTES OF THE BOARD OF DIRECTORS

                                 March 11, 2002

     THE MEETING WAS HELD pursuant to waiver of Notice. Directors present were Gerald Yakimishyn and J. Dan Sifford.

     THE  BOARD  DISCUSSED  issues  of  compensation  for our service providers.

     THE FOLLOWING ACTION WAS RESOLVED AND TAKEN: The Officers are empowered and directed to amend the Registration Statement of Form S-8, filed on July 17, 2001. The Post-Effective Registration Statement will include the following changes:

The  shares  previously  issued  to  Tarja  Morjado  on the originally filed S-8
Registration Statement (5,000,000 shares issued pursuant to a Consulting Agreement dated June 30, 2001) to be withdrawn from the Registration Statement and cancelled.

The price per share for the 5,000,000 shares (post-split 50,000) issued pursuant to a Consulting Agreement dated July 17, 2001 to be recalculated based on the mutually acceptable price at discount from the current bid price, due to market factors, including the lack of trading volume, market liquidity, and others. The price per share is to be amended to $0.02, comparable to the 2002 Stock Option Plan Registration Statement on Form S-8 filed on January 17, 2002.

     THERE  BEING  NO  FURTHER  BUSINESS,  the  meeting  was  adjourned.

     THE UNDERSIGNED DIRECTORS hereby Acknowledge or Waive Notice of this Meeting and Approve the foregoing Minutes of the Board.



   /s/Gerald  Yakimishyn                /s/J.  Dan  Sifford
      Gerald  Yakimishyn                   J.  Dan  Sifford

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